Exhibit 99.3
Risk Factor Updates and Supplemental Risk Factors
On March 29, 2024, Ellington Residential Mortgage REIT (the "Company") revoked its election to be taxed as a real estate investment trust for U.S. federal income tax purposes (“REIT”), with such revocation effective as of January 1, 2024. In light of such revocation, the Company is providing updated instructions on the reading of the risk factors previously presented in its Annual Report on Form 10-K for the year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission on March 12, 2024 (the "Form 10-K") and to add certain supplemental risk factors related such revocation. Unless the context requires otherwise, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Form 10-K.
Risk Factor Updates
The risk factors presented under the heading "Item 1A. Risk Factors—Risks Related to Our CLO Investments" in the Form 10-K shall be construed to be read in conjunction with, and accorded equal priority as, all the risk factors outlined under the heading "Item 1A. Risk Factors—Risks Related to Our Business" except for those risks under the heading "Item 1A. Risk Factors—Risks Related to Our Business" that relate specifically to Agency RMBS (as defined in the Form 10-K), which should be read as having less priority than the risks related to corporate collateralized loan obligations (“CLOs”) presented under the headings "Item 1A. Risk Factors—Risks Related to Our Business" and "Item 1A. Risk Factors—Risks Related to Our CLO Investments" in the Form 10-K.
This directive is intended to ensure that investors and stakeholders duly consider the entirety of risk disclosures provided within the Form 10-K and understand that risks associated with CLO investments are to be evaluated in tandem with risks pertinent to the Company's overall business operations.
Supplemental Risk Factors
U.S. Federal Income Tax Risks
We are no longer taxed as a REIT.
We have revoked our election to be taxed as a REIT effective as of January 1, 2024. Beginning January 1, 2024, we will be subject to tax as a C corporation at regular corporate rates.
Our ability to utilize our net operating losses ("NOLs") and other carryforwards may be limited.
Under the Code, a corporation is generally allowed a deduction for NOLs carried over from prior taxable years, subject to certain limitations. As of December 31, 2023, we had approximately $39 million of gross federal NOL carryforwards available to reduce future federal tax liabilities. We also have NOL carryforwards in certain states available to reduce future state tax liabilities. Our NOL carryforwards are subject to adjustment on audit by the Internal Revenue Service and applicable state taxing authorities.
Our ability to use our NOLs and other carryforwards depends on the amount of taxable income generated in future periods. Should we recognize a deferred tax asset with respect to such NOLs, there can be no assurance that a valuation allowance will not be required with respect to our NOLs should our financial performance be negatively impacted in the future. In addition, the use of NOLs and other carryforwards to offset taxable income is subject to various limitations, which could limit our ability to utilize these tax attributes to reduce our taxes even if we generate sufficient taxable income. For example, federal NOLs can be used to offset only 80% of our federal taxable income for any taxable year, and Connecticut NOLs can be used to offset only 50% of our Connecticut taxable income for any taxable year.
A corporation’s ability to deduct its federal NOL carryforwards and to utilize certain other available tax attributes can be substantially constrained under the general annual limitation rules of Section 382 of the Code (“Section 382”) if it undergoes an “ownership change” as defined in Section 382. In general, an “ownership change” occurs if 5% shareholders increase their collective ownership of the aggregate amount of the outstanding shares of our company by more than 50 percentage points looking back over the relevant testing period. If an ownership change occurs, our ability to use our NOL carryforwards and other tax attributes to reduce our taxable income in a future year would be limited to a Section 382 limitation equal to the fair market value of our common shares immediately prior to the ownership change multiplied by the long-term tax-exempt interest rate in effect for the month of the ownership change. An ownership change may severely limit or effectively eliminate our ability to utilize our NOL carryforwards and other tax attributes. Although we do not believe that an ownership change has occurred, no assurance can be provided as to whether an ownership change has occurred or will occur in the future. Limitations imposed by Sections 382 may discourage us from, among other things, repurchasing our common shares or issuing additional common shares to acquire businesses or assets.

Risks Related to Our Intention To Convert to a Registered Closed End Fund / Regulated Investment Company ("RIC")
We may not be able to obtain the necessary approvals to convert to a registered closed end fund to be treated as a RIC.
On April 1, 2024, we announced our intention to focus our investment strategy on CLOs. In connection with this strategic transition, we have revoked our REIT election effective as of January 1, 2024 and intend to convert to a registered closed end fund to be treated as a RIC later in 2024 (the “RIC Conversion”). Our ability to complete the RIC Conversion will be subject to certain conditions, including obtaining the required approval of our shareholders for certain matters related to the RIC Conversion. There can be no assurance that the conditions to the RIC Conversion will be satisfied in a timely manner or at all, or that an effect, event, circumstance, occurrence, development or change will not transpire that could delay or prevent these conditions from being satisfied. Accordingly, we cannot provide any assurances with respect to the timing of the RIC Conversion or whether the RIC Conversion will be completed at all.

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